QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on February 28, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SINCLAIR BROADCAST GROUP, INC.
(Exact name of registrant as specified in its charter)

10706 Beaver Dam Road
Hunt Valley, Maryland 21030
(410) 568-1500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

401(k) Profit Sharing Plan
(Full title of the plan)

David D. Smith
Chairman, President and Chief Executive Officer
10706 Beaver Dam Road
Hunt Valley, Maryland 21030
(410) 568-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John B. Watkins, Esq.
Roger J. Patterson, Esq.
Wilmer, Cutler & Pickering
2445 M Street, N.W.
Washington, D.C. 20037
(202) 663-6000

CALCULATION OF REGISTRATION FEE

Title of securities being registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Class A Common Stock, par value $0.01 per share	800,000	$8.57	$6,856,000	$554.65

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended.

(2)
The amount of registration fee, calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended, and Rule 457 promulgated thereunder, is .00008090 of the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Note: The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Sinclair Broadcast Group, Inc. (the "Registrant" or the "Company") will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

        The Company hereby incorporates by reference the documents listed in (a) through (c) below. In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (prior to filing of a Post-Effective Amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

  (a)
  The Company's Annual Report on Form 10-K for the year ended December 31, 2002.

  (b)
  The Company's Current Reports on Form 8-K filed on January 2, 2003, January 3, 2003, January 27, 2003 and February 18, 2003.

  (c)
  The description of the Company's common stock set forth in its registration statement on Form 8-A filed May 17, 1995, including all amendments and reports filed for the purpose of updating such description.

ITEM 4. Description of Securities

        Not applicable.

ITEM 5. Interests of Named Experts and Counsel

        Not applicable.

ITEM 6. Indemnification of Directors and Officers

        The Articles of Amendment and Restatement and By-Laws of the Company state that the Company shall indemnify, and advance expenses to, its directors and officers whether serving the Company or at the request of another entity to the fullest extent permitted by and in accordance with Section 2-418 of the Maryland General Corporation Law. Section 2-418 contains certain provisions which establish that a Maryland corporation may indemnify any director or officer made party to any proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with such proceeding unless it is established that the director's or officer's act or omission was material to the matter giving rise to the proceeding and the director or officer (i) acted in bad faith or with active and deliberate dishonesty; (ii) actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful. However, if the proceeding was one by or in the right of the corporation, indemnification may not be made if the director or officer is adjudged to be liable to the corporation. The statute also provides for indemnification of directors and officers by court order.

        Section 12 of Article II of the Amended By-Laws of the Company provides as follows:

        A director shall perform his duties as a director, including his duties as a member of any Committee of the Board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by:

        (a)  one or more officers or employees of the Company whom the director reasonably believes to be reliable and competent in the matters presented;

        (b)  counsel, certified public accountants, or other persons as to matters which the director reasonably believes to be within such person's professional or expert competence; or

        (c)  a Committee of the Board upon which he does not serve, duly designated in accordance with a provision of the Articles of Incorporation or the By-Laws, as to matters within its designated authority, which Committee the director reasonably believes to merit confidence.

        A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted. A person who performs his duties in compliance with this Section shall have no liability by reason of being or having been a director of the Company.

        The Company has also entered into indemnification agreements with certain officers and directors which provide that the Company shall indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law in effect on the date of the agreement, and to such greater extent as applicable law may thereafter from time to time permit. Such agreements provide for the advancement of expenses (subject to reimbursement if it is ultimately determined that the officer or director is not entitled to indemnification) prior to the disposition of any claim or proceeding.

ITEM 7. Exemption from Registration Claimed

        Not applicable.

ITEM 8. Exhibits

        The exhibit index is incorporated by reference in this registration statement.

        The Company previously received a determination letter from the Internal Revenue Service that the Company's 401(k) Profit Sharing Plan (the "Plan") is a qualified plan under the Internal Revenue Code. The Company hereby undertakes to submit any amendments to the Plan to the Internal Revenue Service in a timely manner and will make all changes required under the Internal Revenue Code to maintain the tax qualifications of the Plan.

ITEM 9. Undertakings

        (a)  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hunt Valley, State of Maryland on February 28, 2003.

SINCLAIR BROADCAST GROUP, INC.
By:	/s/ DAVID D. SMITH David D. Smith Chief Executive Officer and President

POWER OF ATTORNEY

        We, the undersigned, hereby severally constitute David B. Amy our true and lawful attorney with full power to sign for us and in our name in the capacities indicated below, any and all amendments to this registration statement filed by Sinclair Broadcast Group, Inc. with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in such capacities to enable Sinclair Broadcast Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorney to any and all such amendments.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on February 28, 2003 in the capacities indicated.

SIGNATURE	TITLE

/s/ DAVID D. SMITH David D. Smith	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ DAVID B. AMY David B. Amy	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ FREDERICK G. SMITH Frederick G. Smith	Director
/s/ J. DUNCAN SMITH J. Duncan Smith	Director
/s/ ROBERT E. SMITH Robert E. Smith	Director
/s/ BASIL A. THOMAS Basil A. Thomas	Director
/s/ LAWRENCE A. MCCANNA Lawrence A. McCanna	Director
/s/ DANIEL C. KEITH Daniel C. Keith	Director
/s/ MARTIN R. LEADER Martin R. Leader	Director

EXHIBIT INDEX

Exhibit Number	Description
5	Opinion of Wilmer, Cutler & Pickering.
23.1	Consent of Ernst & Young LLP, independent certified public accountants.
23.2	Consent of Wilmer, Cutler & Pickering (included in Exhibit 5)
24	Power of Attorney (included on the signature page of this registration statement).

QuickLinks

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 3. Incorporation of Documents by Reference
  ITEM 4. Description of Securities
  ITEM 5. Interests of Named Experts and Counsel
  ITEM 6. Indemnification of Directors and Officers
  ITEM 7. Exemption from Registration Claimed
  ITEM 8. Exhibits
  ITEM 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX